Exhibit 5.1

July 24, 2013

Global Brass and Copper, Inc.

475 N. Martingale Road Suite 1050

Schaumburg, IL 60173

Registration Statement on Form S-4

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-4 (the “Registration Statement”) of Global Brass and Copper, Inc., a Delaware corporation (the “Company”), the persons listed on Schedule I hereto (each, a “Delaware Corporation Guarantor”), the persons listed on Schedule II hereto (each, a “Delaware LLC Guarantor,” and together with the Delaware Corporation Guarantors, the “Guarantors” ), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the issuance of the Company’s $375,000,000 aggregate principal amount of 9.50% Senior Secured Notes due 2019 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

The Exchange Notes and the Guarantees are to be offered in exchange for the Company’s outstanding $375,000,000 aggregate principal amount of 9.50% Senior

Secured Notes due 2019 issued on June 1, 2012 (the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors. The Exchange Notes and the Guarantees will be issued by the Company and the Guarantors in accordance with the terms of the Indenture, dated as of June 1, 2012, by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Indenture”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. the Registration Statement;

2. the Indenture, including as exhibits thereto the forms of Exchange Notes, included as Exhibit 10.13 to the Registration Statement; and

3. the Exchange and Registration Rights Agreement, dated as of June 1, 2012 (the “Registration Rights Agreement”), by and among the Company, Goldman, Sachs & Co and Morgan Stanley & Co. LLC, as representatives of the several initial purchasers named therein, and the guarantors party thereto, included as Exhibit 10.14 to the Registration Statement.

In addition, we have examined (i) such corporate records of the Company and each Delaware Corporation Guarantor that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company and each Delaware Corporation Guarantor, certified by the Company and each such Delaware Corporation Guarantor, respectively, as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company and each such

Delaware Corporation Guarantor relating to the issuance of the Exchange Notes and the Guarantees, certified by the Company and each such Delaware Corporation Guarantor, respectively; (ii) such limited liability company records of each Delaware LLC Guarantor that we have considered appropriate, including the certificate of formation, as amended, and operating agreement, as amended, of each Delaware LLC Guarantor, certified by the applicable Delaware LLC Guarantor as in effect on the date of this letter and the resolutions of the board of managers (or the sole or managing member) of each Delaware LLC Guarantor relating to the issuance of the Guarantees, certified by the applicable Delaware LLC Guarantor; and (iii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company and the Guarantors made in the Documents and upon certificates of public officials and the officers of the Company and the Guarantors.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, (i) that the Exchange Notes and the

Guarantees will be issued as described in the Registration Statement, (ii) that the Exchange Notes, the Guarantees, the Indenture and the Registration Rights Agreement have been duly authorized and executed by each of the parties thereto other than the Company and the Delaware Guarantors, in each case, under the laws of such party’s jurisdiction of formation and (iii) that the Exchange Notes and the Guarantees will be in substantially the form contemplated by the Indenture and that any information omitted from such forms will be properly added.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1. When duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Exchange Notes will be valid and legally binding obligations of the Company enforceable against the Company, in accordance with their terms, except that the enforceability of the Exchange Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2. When the Exchange Notes are duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, each Guarantee will be valid and legally binding obligations of each relevant Guarantor enforceable against it in accordance with its terms, except that enforceability of each of the Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

SCHEDULE I

Global Brass and Copper Holdings, Inc.

SCHEDULE II

Chase Brass, LLC
Chase Industries, LLC
Chase Brass and Copper Company, LLC
GBC Metals, LLC
Olin Fabricated Metal Products, LLC
Bryan Metals, LLC
A.J. Oster, LLC
A.J. Oster Foils, LLC
A.J. Oster Caribe, LLC
A.J. Oster West, LLC

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